Texas Capital Value Funds, Inc
Distribution Assistance, Promotion, and Administrative Service Plan

Pursuant to Rule 12b-1 Under the Investment Company Act of 1940

	This Distribution Assistance, Promotion, and Administrative
Service Plan (the "Plan") is designed to conform to the requirements of Rules 12b-1 under Investment Company Act of 1940 (the "Act") and has been adopted by Texas Capital Value Funds, Inc. (the "Fund"), Rafferty
Capital Markets, Inc., the Fund's Distributor (the "Distributor") and by First Austin Capital Management, Inc., the Fund's Investment Adviser (the "Adviser").

	The Fund, the Distributor, and the Adviser, all desire to substantially increase the sale of the Fund's shares in order to (a) spread the cost of the Fund's operation over a larger shareholder base and (b) permit the Fund to take advantage of certain economies of scale that are available to a funds with a larger asset base. The Directors of both the Fund and the Distributor believe that the best way to achieve this goal is for the Fund to adopt a Distribution Agreement with the Distributor and utilize a portion of its assets to pay for (1) advertising and promotion expenses of all kinds (including cooperative ads placed by brokers and dealers who have entered into written agreements with the Distributor in the future), (2) fulfillment expenses which include the cost of printing and mailing prospectuses and sales literature to prospective shareholders of the Fund, (3) sales assistance payments to brokers and dealers who already have entered or may enter into written agreements with the Fund in the future relating to the sale of Fund shares, and (4) for reimbursement and/or compensation to brokers, dealers, and other financial intermediaries such as banks and other institutions, for administrative and accounting services rendered for the accounts of Fund stockholders who purchase and redeem their shares through such banks or other institutions.

	Pursuant to this Plan, the Value & Growth Portfolio and Mid-Cap
Focus Portfolio will contribute a sum of money to the Distributor for the purposes set forth above, which will equal .25% of average daily net assets of the Fund during its fiscal year, and the Bear 500 Portfolio will contribute a sum of money to the Distributor for the purposes set forth above, which will equal 1.00% of average daily net assets of the Fund during its fiscal year. These payments will be made by the Fund from time to time, but not more often than once a month. The Adviser will be responsible for administering this Plan, providing reports on its income and disbursements to the Directors of the Fund on a continuing basis. The Distributor will be responsible for entering into written Sales Agreements with brokers and dealers as contemplated by this Plan.

	The level of Sales Assistance payments to be made to each broker or dealer entering into a written Sales Agreement will be set forth in the Fund's prospectus. It is contemplated that Sales Assistance payments will be made quarterly and will vary directly with the average level of Fund assets comprising the accounts of Fund shareholders who are customers of that broker or dealer.

	It is understood by the Directors of the Fund and by the Distributor that all Fund payments made to the Distributor in accordance with this Plan will not exceed (when added to other Fund operating expenses) the permissible level of Fund operating expense that is permitted pursuant to the terms of any expense limitation arrangement or undertaking in effect from time to time between the Fund and the Adviser.

	The Adviser will prepare and furnish to the Fund's Board of Directors at least quarterly a written report complying with the requirements of Rule 12b-1 which sets forth all amounts expended under the Plan and the purposes for which such expenditures were made.

	It is also understood by the Fund and the Distributor that the Distributor may incur additional expenses in carrying out its duties pursuant to the Distribution Agreement between the Fund and the Distributor that will be over and above the amount that the Fund will contribute to the Distributor as described in this Plan.

	In addition, the Adviser to the Fund may at its option, and only out of the net capital or net profits of the Adviser (not out of the Fund's management fee), reimburse the Fund or the Distributor for any such additional expenses used to promote, advertise, or take any other action intended to increase the assets of the Fund. The Board, in its annual review of the Advisory and Administrative Agreement, shall disregard any such marketing costs incurred by the Advisor to the Fund or the Distributor in the evaluation of the reasonableness of advisory and administrative fees incurred by the Fund.

          The Plan will become effective immediately upon approval by a majority of the Board of Directors of the Fund including a majority of the directors who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast at a meeting called for the purposes of voting on the approval of the Plan.

	The Plan will remain in effect for one year from the date it is approved by the Board of Directors of the Fund, unless earlier terminated in accordance with its terms, and thereafter may continue for successive annual periods if the Plan is approved at least annually by a majority of the Board of Directors of the Fund, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast at a meeting called for the purpose of voting on the approval of the Plan.

         The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (a) any material amendments of the terms of the Plan will become effective only if approved by a majority of the Board of Directors of the Fund including a majority of the Board of Directors who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan and
(b) any amendment to increase materially the amount to be expended for distribution assistance, administrative services, and advertising and other expenses designed to promote the sale of shares of the Fund pursuant to the Plan will be effective only upon the additional approval by a vote of a majority of the outstanding voting securities of the Fund.

	The Plan is terminable without penalty at any time by (a) a vote of the majority of the Directors of the Fund who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, (b) a vote of a majority of the outstanding voting securities of the Fund, or (c) by the Adviser.

	All agreements with any persons relating to the implementation of the plan will be subject to termination without penalty, pursuant to the provisions of the paragraph above, and will automatically terminate in the event of their assignment.

	The Distributor is not obligated by the Plan to execute agreements with any qualified broker or dealer or financial intermediary and any termination of an agreement with broker or dealer or financial intermediary under the Plan will have no effect on similar agreements between the fund and other participating brokers or dealers or financial intermediaries pursuant to the Plan.

	While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the funds (as defined in the Act) will be committed to the discretion of such "disinterested" Directors.